Exhibit 3.1.55

ARTICLES OF INCORPORATION

OF

M STREET CORPORATION

The undersigned, being over the age of eighteen years, for the purpose of forming a corporation under the Washington Business Corporation Act, do hereby adopt the following Articles of Incorporation:

Article one

The name of this corporation is and shall be M Street Corporation.

Article two

The duration of this corporation shall be perpetual.

Article three

This corporation is organized to engage in generally and carry on any lawful business or trade which may, in the judgment of the Board of Directors, at any time be necessary, useful or advantageous to this corporation.

Article four

The aggregate number of shares which the corporation shall have authority to issue, including the classes thereof and special provisions, are as follows:

One hundred thousand (100,000) common shares without par value.

Article five

The corporation shall not commence business until consideration of the value of at least Five Hundred Dollars ($500.00) has been received for the issuance of shares.

Page 1 of 3    Articles of Incorporation    M STREET Corporation

Article six

The following provisions, not inconsistent with law, shall be applicable for the regulation of the internal affairs of this corporation:

1. The Board of Directors of the corporation may, from time to time, distribute to its shareholders out of capital surplus of the corporation a portion of its assets, in cash or property, subject to the provisions of the laws of the State of Washington.

2. The Board of Directors may adopt, add to, or amend Bylaws of the corporation at any meeting of the Board of Directors, however such additions or amendments shall be valid only until the first meeting of the stockholders held thereafter when said Bylaws shall become invalid unless ratified by the stockholders at such meeting.

3. Meetings of stockholders and meetings of the Board of Directors must be held in the United States of America, but need not be held in the State of Washington.

4. The number of directors and the number of officers and their duties shall be stated in the Bylaws of the corporation.

Article seven

Stockholders shall not have any pre-emptive rights to acquire unissued shares of the corporation.

Article eight

The address of the initial registered office is:

5415 Northeast 55th Street

Seattle, WA 98105

and the name of the initial registered agent at such address is:

David K. Brazier

Article nine

The initial Board of Directors of the corporation shall consist of David K. Brazier, 5415 Northeast 55th Street, Seattle, WA 98105. If and when stock of the corporation is issued anyone in addition to Mr. Brazier, that stockholder will be added to the initial Board of Directors if the initial Board of Directors has less than three members.

Page 2 of 3    Articles of Incorporation    M STREET Corporation

Article ten

The name and address of the incorporator is:

David K. Brazier

5415 Northeast 55th Street

Seattle, WA 98105

IN WITNESS WHEREOF, the incorporator has signed these articles of incorporation in duplicate this 2nd day of January, 1990.

/s/ David K. Brazier
David K. Brazier

Page 3 of 3    Articles of Incorporation    M STREET Corporation

CONSENT TO SERVE AS REGISTERED AGENT

I, DAVID K. BRAZIER, hereby consent to serve as Registered Agent in the state of Washington for the following:

M. STREET CORPORATION.

(enter the name of the corporation or limited partnership)

I undersigned that as agent it will be my responsibility to receive service of process; to forward all mail; and to immediately notify the Office of the Secretary of State in the event of my resignation, or of any changes in the Registered Office address.

1-2-90	/s/ David K. Brazier
(Date)	(Signature of Agent)